Exhibit 11.1---Statement Re:  Computation of  Per Share Earnings (Unaudited)

GalaGen Inc.
(A Development Stage Company)

                                                                                                                      Period from
                                                                                                                   November 17, 1987
                                                    For the Three months Ended     For the Six  months  Ended        (inception)
                                                   -----------------------------   ----------------------------       to June 30,
                                                   June 30, 1997   June 30, 1996   June 30, 1997  June 30, 1996          1997
                                                   -------------   -------------   -------------  -------------      ------------
Primary Loss Per Share:

Average shares outstanding                            7,169,038       7,129,263       7,166,418       6,105,442         2,142,241

SAB  No. 83 shares - for  stock  options
   granted at exercise  prices less than the
   initial public  offering price during the
   12 months  preceding  the initial  public                 --              --              --              --          112,035
   offering using the treasury method
                                                   ------------    ------------    ------------    ------------      ------------
Total                                                 7,169,038       7,129,263       7,166,418       6,105,442         2,254,276
                                                   ============    ============    ============    ============      ============

Net loss                                           $ (1,456,566)   $ (9,234,159)   $ (3,033,494)   $(10,705,392)     $(50,217,414)
                                                   ============    ============    ============    ============      ============

Net loss per share                                 $       (.20)   $      (1.30)   $      (0.42)   $      (1.75)     $     (22.28)
                                                   ============    ============    ============    ============      ============




Fully Diluted Loss Per Share:

Average shares outstanding                            7,169,038       7,129,263       7,166,418       6,105,442         2,142,241

SAB  No. 83 shares - for stock  options
   granted at exercise  prices less than the
   initial public  offering price during the
   12 months  preceding  the initial  public
   offering using the treasury method                        --              --              --              --           112,035

Assumed conversion of all series of
   convertible preferred stock                               --              --              --              --           627,473
                                                   ------------    ------------    ------------    ------------      ------------
Total                                                 7,169,038       7,129,263       7,166,418       6,105,442         2,881,749
                                                   ============    ============    ============    ============      ============

Net loss                                           $ (1,456,566)   $ (9,234,159)   $ (3,033,494)   $(10,705,392)     $(50,217,414)
                                                   ============    ============    ============    ============      ============

Net loss per share                                 $      (0.20)   $      (1.30)   $      (0.42)   $      (1.75)     $     (17.43)
                                                   ============    ============    ============    ============      ============

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